Exhibit 99.1

FOR IMMEDIATE RELEASE

Orient Paper, Inc. Reports Fourth Quarter and Full Year 2013 Results

BAODING, Hebei, China – March 25, 2014 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its financial results for the fourth quarter and full year 2013 ended December 31, 2013.

Financial Highlights:

US$ million	4Q 2013	YoY Change	FY 2013	YoY Change
Revenue	35.2	-19.1%	125.7	-16.8%
Revenue excluding PM1[1]	35.2	-2.5%	125.7	+2.6%
Corrugating medium paper	23.3	-24.6%	80.9	-15.6%
CMP excluding PM1[1]	23.3	-0.5%	80.9	+44.6%
Offset printing paper	10.4	-11.1%	39.8	-18.9%
Digital photo paper	1.5	+66.7%	5.0	-19.7%
Gross profit	7.2	+7.5%	23.3	-14.0%
Gross margin	20.3%	+4.9pp3	18.6%	+0.7pp3
Corrugating medium paper	18.8%	+3.4pp3	18.4%	-0.1	pp3
Offset printing paper	23.0%	+7.3pp3	18.6%	+2.5pp3
Digital photo paper	25.6%	+15.0pp3	12.2%	-3.0	pp3
Operating income	5.32	+77.0%	18.8	-10.2%
Net income	3.52	+75.0%	13.0	-11.6%
EBITDA	7.1	+38.5%	26.9	-8.8%

Note:

(1)	PM1 suspended operation since December 31, 2012 for modernization
(2)	4Q13 operating income and net income includes a US$0.8m share-based compensation
(3)	pp represents percentage points.

Key Highlights for Fourth Quarter 2013:

•	Gross profit up 7.5% YoY to $7.2 million and net income up 75.0% YoY to $3.5 million
•	PM6 monthly annualized utilization reached 86% in December 2013
•	PM1 conversion expected to be completed months ahead of schedule during the second quarter of 2014
•	PM8 construction progressing according to schedule

Key Highlights for Full Year 2013:

•	Achieved full year 2013 guidance with net income at $13.0 million and basic and diluted EPS at $0.71
•	Revenue down 16.8% YoY to US$125.7 million due primarily to suspension of PM1 for renovation
•	Operating activities generated approximately $30 million cash, a company record high
•	Invested over $60 million in the development of the Wei County Industrial Park and our first tissue paper production line
•	Debt-to-equity ratio at 30.1% as of the end of 2013, maintaining a level well below industry average in China

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper, commented, “We have experienced a very eventful 2013 quarter to quarter. Nonetheless, we are pleased to have achieved satisfactory results well within our financial guidance for the full year, and made good progress on all our projects.”

Mr. Liu continued, “In particular, we are pleased to announce that we are wrapping up the conversion works of PM1 into an insulation liner paper production line. The conversion project is looking at a completion months ahead of schedule with a much lower cost than budgeted. We will launch the new PM1 production during the second quarter of 2014 and will be ramping up production in the months to come.

For our existing operations, we will continue to ramp up production of PM6, after achieving a record high monthly annualized utilization of 86% in December and a 24% increase of production volumes for the full year.”

Mr. Liu concluded, “Meanwhile, we continue to make progress in our new tissue business expansion in Wei County, with the PM8 installation to be completed in the second half of 2014. We remain committed to ensuring the success of our new businesses such as insulation liner and tissue paper, which are expected to be additional key revenue growth drivers for the Company in 2015 and beyond.”

Financial Review:

Quarter ended December 2013 Financial Results compared with quarter ended December 2012

Changes in revenues, sales volumes, and Average Selling Prices (“ASPs”) for 4Q 2013 are presented as follows:

	Sales Volumes (Tonnes)	YOY Change	Revenue (US$ millions)	YOY Change	ASP (US$)	YOY Change
Corrugating Medium Paper	62,562	-25.3%	23.3	-24.6%	373	+1.1%
CMP excluding PM1	62,562	-1.6%	23.3	-0.5%	373	+1.1%
Offset Printing Paper	15,469	-8.0%	10.4	-11.1%	676	-3.0%
Digital Photo Paper	382	+61.2%	1.5	+66.7%	3,879	+4.1%

Revenue

Total Revenue in the fourth quarter of 2013 was $35.2 million, decreased 19.1% from $43.5 million.

Corrugating Medium Paper (“CMP”)

-	Revenue from CMP decreased 24.6% to $23.3 million, representing 66.2% of total revenue.
-	Volumes sold during the fourth quarter were down 25.3% to 62,562 tonnes, which were solely produced from PM6, as PM1, which contributed 20,181 tonnes to the fourth quarter 2012 sales revenue, was not in operation.
-	ASP increased 1.1% year-over-year to $373/tonne, a sign that the downward pressure in the Chinese packaging paper industry has started to stabilize.

Offset Printing Paper

-	Revenue from offset printing paper in the quarter decreased 11.1% to $10.4 million, representing 29.5% of total revenue.
-	Volumes sold were down 8.0% to 15,469 tonnes due to slower customer demand.
-	ASP decreased 3.0% year-over-year to $676/tonne.

Digital Photo Paper

-	Revenue from digital photo paper increased 66.7% to $1.5 million, representing 4.3% of total revenue.
-	Volumes sold increased 61.2% to 382 tonnes due to longer hours of operation compared to the quarter ended December 31, 2012
-	ASP increased 4.1% year-over-year to $3,879/tonne.

Cost of Sales

Cost of Sales in the fourth quarter of 2013 was $28.1 million, down 23.8%, primarily due to the decreased production volume and the lower raw material unit cost. CMP cost per tonne decreased from $312 in the fourth quarter of 2012 to $303 in the fourth quarter of 2013.

Gross Profit

Gross profit in the fourth quarter of 2013 was $7.2 million, up 7.5% from $6.7 million for the fourth quarter of 2012. The improvement was mainly due to lower raw material prices and stabilization of average selling prices.

Overall gross margin in the fourth quarter of 2013 was 20.3%, up from 15.4% for the fourth quarter of 2012. Gross profit margins for CMP, offset printing paper and digital photo paper for the fourth quarter of 2013 were 18.8%, 23.0% and 25.6%, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $1.8 million for the fourth quarter of 2013, compared to $0.9 million for the fourth quarter of 2012. The increase was mainly due to the 2013 year end stock-based compensation in the amount of $790,020.

Income from Operations& Operating Margin

Income from operations was $5.3 million for the fourth quarter of 2013, up 77.0% from $3.0 million for the fourth quarter of 2012, partly due to a $2.8 million asset impairment loss on the conversion of PM1 in the fourth quarter of 2012.

EBITDA

Excluding the impact of interest expenses, income tax expenses, depreciation and amortization, EBITDA, a non-GAAP measurement, was $7.1 million, up 36.5% from $5.2 million. See Note 2 hereto for a reconciliation of Net Income to EBITDA.

Net Income

Net income was $3.5 million, up 75.0% from $2.0 million. Basic and diluted earnings per share for the fourth quarter of 2013 were $0.19, compared to $0.11 for the corresponding period of 2012.

Cash, Liquidity and Financial Position

As of December 31, 2013, cash and cash equivalents were $3.1 million, compared to $13.1 million at the end of 2012. The decrease is mainly due to the use of cash to fund the of new tissue business expansion at Wei County. For the full year of 2013, Orient Paper generated net cash flow from operating activities in the amount of $29.9 million, representing an increase of 34.7% from $22.2 million in 2012.

As of December 31, 2013, we had $26.0 million of current assets and $28.4 million of current liabilities, resulting in a working capital deficit of $2.4 million as of the end of 2013. However, $2.3 million of the current liabilities were actually related parties security deposit or accruals that do not require immediate cash outflows or payments. Short-term debts and notes payable were $11.5 million, and current portion of long-term debts were another $10.0 million. Long-term debt was $20.1 million, of which $13.5 million are long-term capital lease obligations. As of December 31, 2013, shareholders’ equity totaled $161.1 million, compared to $142.8 million at the end of 2012.

Operations and Business Updates

PM1 Modernization Plan

As announced earlier, Orient Paper has voluntarily shut down PM1 as part of its facility upgrade plan. The modernization plan is to convert PM1 into a more energy-efficient production line, producing higher profit margin products of insulation liner paper, which is used to sandwich certain insulation materials as a construction material for wall and floor insulation. The PM1 renovation project cost is estimated to be approximately $6.8 million, well below previous expected budget of $15 million, and is expected to be completed months ahead of schedule during the second quarter of 2014. Revenue contribution from PM1 when operation commences is expected to be in the range of between $7 million to $9 million for 2014.

Tissue Paper Expansion (PM8 and PM9) on schedule

Orient Paper has started building the factory and other infrastructures for the household/tissue paper production facilities located in the Wei County Economic Development Zone in Hebei Province since mid- February 2013. The installation of PM8, the first 15,000 tonnes-per-year production line is progressing on schedule and is targeted for completion by the second half of 2014.

The Company has also started planning for the installation of PM9, the second 15,000 tonnes-per-year tissue paper production line. If our cash flow permits, installation will be scheduled to start in the second half of 2014, with a target to roll out production by the second half of 2015.

Outlook

Despite the mild economic recovery and the government’s continued elimination of outdated capacity, the consensus among industry analysts, appears to be that paper ASPs in China may continue to stay the same level as 2013. We believe that while the ASP for corrugating medium paper may not substantially decline, the price may not noticeably improve in 2014.

Since the government has identified environmental protection as a top priority, we expect an increase in environmental inspections and more stringent requirements for manufacturers. Although this would inevitably lead to increased costs and resources to comply, we believe this would advance the paper industry and benefit committed players like Orient Paper, while creating a long term benefit for China and its people.

Looking forward, the Company’s Wei County Project is well positioned to take advantage of China’s growing urbanization and economic development. Strategically located at the junction of Hebei, Shandong, and Shanxi provinces, Wei County enjoys good transportation links with direct access to three national highways, and close proximity to the burgeoning economies of the neighboring tier three and tier four cities.

Meanwhile, Orient Paper has also been progressively modernizing facilities to raise capacity, as well as to improve energy-efficiency and environmental conservation, thereby positioning itself to increase market share and further establish its leadership in the industry.

Looking ahead to 2014, the Company will continue to focus on the execution of its business strategy, ramping up PM6, launching the renovated PM1 in the second quarter, and completing the installation and launch of PM8 in the second half of the year. At the same time, we will strive to maintain strong cash flows and restructure our debt to support our investments and expansion.

2014 Guidance

Revenues for the full year are expected to be in the range of between $146 million and $161 million, gross profit to be between $27 million and $30 million, net income to be between $15 million and $17 million, and basic and diluted earnings per share to be between $0.81 and $0.90.

Conference Call

Orient Paper’s management will host a conference call for institutional and retail investors at 8:30 am US Eastern Time (5:30 am US Pacific Time/8:30 pm Beijing Time) on Wednesday, March 26, 2014, to discuss its quarterly results and recent business, operational and corporate activities.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time:

China:	400-120-3170
Hong Kong:	800-966-120
United States:	1-855-811-0264
International:	+61-2-8038-5361
Passcode:	1145035

A replay of this conference call will be available by dialing:

China:	400-120-0932
Hong Kong:	800-963-117
United States:	1-855-452-5696
International:	+61-2-8199-0299
Passcode:	1145035

The replay will be archived for fourteen days following the earnings announcement until April 9, 2014.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.orientpaperinc.com/. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A replay will be archived for one year shortly after the call by accessing the same link.

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

Note 1: Production Facilities of Orient Paper

PM#	Paper Product	Designed Capacity (tonnes/year)	Location
PM1*	Insulation liner paper	50,000	Xushui County, Baoding city, Hebei province
PM2	Offset printing paper	50,000
PM3	Offset printing paper	40,000
PM4	Digital photo paper	2,500	ONP’s Headquarters Compound
PM5	Digital photo paper	2,500**
PM6	Corrugating medium paper	360,000	Xushui County, Baoding city, Hebei province
PM7*	Specialty paper	10,000
PM8*	Tissue paper	15,000	Economic Development Zone in Wei County, Hebei Province
PM9*	Tissue paper	15,000

*: Paper machines under renovation or under construction, or in the planning stage.

**: PM4 and PM5 have a total coating capacity of 2,500 tonnes per year.

Note 2:

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

(in millions)	For the Three Months Ended December 31		For the Year Ended December 31
	2013	2012	2013	2012
Net income	$3.5	2.0	$13.0	14.7
Add: Income tax	1.5	0.8	5.1	5.5
Add: Net interest expense	0.3	0.2	1.0	0.9
Add: Depreciation and amortization	1.8	2.2	7.8	8.4
EBITDA	$7.1	5.2	$26.9	29.5

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, anticipated revenues from the digital photo paper business segment; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; the Company's ability to implement the planned capacity expansion of tissue paper; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THETHREE MONTHS AND YEARSENDED

DECEMBER 31, 2013 AND 2012

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$35,246,348	$43,534,781	$125,717,630	$151,116,806

Cost of Sales	(28,085,195)	(36,837,423)	(102,392,031)	(124,060,559)

Gross Profit	7,161,153	6,697,358	23,325,599	27,056,247

Selling, general and administrative expenses	(1,836,328)	(925,841)	(4,567,079)	(3,360,520)
Loss on impairment of assets	-	(2,762,349)	-	(2,762,349)
Gain from disposal of property, plant and equipment, net	235	46	84,972	45,288

Income from Operations	5,325,060	3,009,214	18,843,492	20,978,666

Other Income (Expense):
Interest income	11,312	12,950	90,260	30,674
Subsidy income	474	-	171,125	-
Interest expense	(272,591)	(226,936)	(995,694)	(871,834)

Income before Income Taxes	5,064,255	2,795,228	18,109,183	20,137,506

Provision for Income Taxes	(1,543,642)	(794,117)	(5,094,535)	(5,464,843)

Net Income	3,520,613	2,001,111	13,014,648	14,672,663

Other Comprehensive Income:

Foreign currency translation adjustment	736,669	386,810	4,818,869	884,872

Total Comprehensive Income	$4,257,282	$2,387,921	$17,833,517	$15,557,535

Earnings Per Share:

Basic and Fully Diluted Earnings per Share	$0.19	$0.11	$0.71	$0.79
Weighted Average Number of Shares
Outstanding – Basic and Fully Diluted	18,458,446	18,459,775	18,458,446	18,456,781

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DEMCEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012
ASSETS

Current Assets
Cash and cash equivalents	$3,131,163	$13,140,288
Restricted cash	2,454,108	1,585,138
Accounts receivable (net of allowance for doubtful accounts of $67,592 and $57,643 as of December 31, 2013 and 2012, respectively)	3,327,494	2,836,335
Inventories	11,428,405	15,104,101
Prepayments and other current assets	1,068,031	5,401,705
Asset held for sale	4,130,590	-
Deferred tax assets – current	413,537	-

Total current assets	25,953,328	38,067,567

Prepayment on property, plant and equipment	1,492,098	1,445,645
Property, plant, and equipment, net	178,535,259	122,391,456
Recoverable VAT	3,277,188	-
Deferred tax asset – non-current	268,329	941,656

Total Assets	$209,526,202	$162,846,324

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$6,544,288	$3,962,844
Current portion of long-term loanfrom credit union	1,660,613	4,168,912
Current obligations under capital lease	8,264,795	-
Accounts payable	926,571	1,012,906
Notes payable	4,908,216	3,170,276
Security deposit from a related party	1,636,072	1,075,606
Due to a related party	64,546	-
Accrued payroll and employee benefits	498,010	292,638
Other payables and accrued liabilities	2,651,472	1,262,284
Income taxes payables	1,218,140	1,255,457

Total current liabilities	28,372,723	16,200,923

Loan from credit union	4,253,788	1,561,361
Loan from a related party	2,389,633	2,315,239
Deferred gain on sale-leaseback	1,160,271	-
Long-term obligations under capital lease	12,296,639	-

Total liabilities	48,473,054	20,077,523

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 18,753,900 and 18,459,775 shares issued and outstanding as of December 31, 2013 and 2012, respectively	18,754	18,460
Additional paid-in capital	46,909,543	46,135,975
Statutory earnings reserve	6,038,406	5,963,960
Accumulated other comprehensive income	17,146,308	12,327,439
Retained earnings	90,940,137	78,322,967

Total stockholders’ equity	161,053,148	142,768,801

Total Liabilities and Stockholders’ Equity	$209,526,202	$162,846,324

ORIENT PAPER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

	Year Ended
	December 31,
	2013	2012

Cash Flows from Operating Activities:
Net income	$13,014,648	$14,672,663
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,794,743	8,382,859
(Gain) Loss from impairment and disposal of property, plant and equipment	(84,972)	2,717,061
Allowance for (Recovery from) bad debts	7,990	(19,631)
Stock-based expense for service received	773,862	378,065
Deferred tax	409,665	(941,207)
Changes in operating assets and liabilities:
Accounts receivable	(402,709)	1,029,978
Prepayments and other current assets	1,211,679	(295,763)
Inventories	4,105,876	(5,024,459)
Accounts payable	(117,308)	(1,771,968)
Notes payable	1,614,387	3,168,769
Accrued payroll and employee benefits	194,795	(17,306)
Other payables and accrued liabilities	1,599,375	453,546
Income taxes payable	(200,090)	(500,641)

Net Cash Provided by Operating Activities	29,921,941	22,231,966

Cash Flows from Investing Activities:
Payment for construction in progress	(64,181,991)	(2,759,997)
Refund of prepayment for purchase of property, plant and equipment	-	3,112,571
Proceeds from disposalof property, plant and equipment	2,589,919	175,593
Purchases of property, plant and equipment	(384,794)	(13,518,955)
Security deposit from a related party	1,614,387	1,075,095

Net Cash Used in Investing Activities	(60,362,479)	(11,915,693)

Cash Flows from Financing Activities:
Proceeds from related party loans	1,390,802	1,030,097
Repayment of related party loans	(1,390,802)	(1,230,097)
Proceeds from bank loans	10,703,389	5,941,441
Proceeds from sale-leaseback financing	24,215,811	-
Repayments of bank loans	(8,281,807)	(4,832,372)
Payment of capital lease obligation	(5,406,481)	-
Restricted cash	(807,194)	(1,584,384)
Dividend paid	(323,032)	(692,242)

Net Cash Provided by (Used in) Financing Activities	20,100,686	(1,367,557)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	330,727	26,126

Net(Decrease) Increasein Cash and Cash Equivalents	(10,009,125)	8,974,842

Cash and Cash Equivalents - Beginning of Period	13,140,288	4,165,446

Cash and Cash Equivalents - End of Period	$3,131,163	$13,140,288

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$708,089	$486,278
Cash paid for income taxes	$4,884,961	$6,909,690

Page 9 of 9